Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 7 to the Registration Statement of AiXin Life International, Inc. (the “Company”) on Form S-1 of our report dated April 27, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, on our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021, respectively, which report was included in the Annual Report on Form 10-K of the Company filed May 1, 2023.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

February 9, 2024